DATE: July 26, 2005

FROM:	FOR:
The Carideo Group, Inc. 1250 One Financial Plaza 120 South Sixth Street Minneapolis, Minnesota 55415	Commercial Vehicle Group, Inc. 6530 West Campus Oval New Albany, Ohio 43054

Tony Carideo (612) 317-2880	Chad Utrup (614) 289-5360

FOR IMMEDIATE RELEASE

COMMERCIAL VEHICLE GROUP REPORTS

SECOND-QUARTER 2005 RESULTS

NEW ALBANY, OHIO, July 26 – Commercial Vehicle Group, Inc. (Nasdaq: CVGI), today reported revenues of $196.1 million for the second quarter ended June 30, 2005, up 107% compared to $94.5 million in the prior-year period. Operating income for the second quarter was $25.8 million, a significant increase over $(0.2) million reported for the same period last year. Net income for the quarter was $14.2 million, or $0.78 per diluted share, compared to $(0.9) million, or $(0.06) per diluted share, in the prior-year quarter. Results for second quarter 2004 include the effects of a $10.1 million non-cash option issuance charge. As a result of the company’s August 2004 initial public offering, fully diluted shares outstanding for the quarter were 18.3 million compared to 13.9 million in the prior-year quarter.

Results for the second quarter included the effects of the company’s acquisition of Mayflower Vehicle Systems’ North American Commercial Vehicle Operations and the effects of the company’s acquisition of Monona Wire Corporation from June 3, 2005 forward. Results for the second quarter also included the mark-to-market of CVG’s foreign exchange contracts, which positively impacted the quarter on a pre-tax basis by $0.4 million compared to $0.4 million in the prior-year quarter.

“We are extremely pleased with our second quarter results, which included the acquisition of Monona Wire Corporation and certainly look forward to having this company as part of our on-going team,” said Mervin Dunn, president and chief executive officer of Commercial Vehicle Group. “Our primary markets remain strong and we will continue to capitalize on these favorable trends. Despite the impact of steel and petroleum-related raw material costs and additional costs related to certain long-term growth projects, we were able to exceed our earnings estimates while maintaining our focus on our growth strategy.”

Revenues for the quarter compared to the prior-year period increased by $101.6 million, due primarily to the acquisitions of Mayflower and MWC, a 43% increase in North American OEM truck production volumes over the prior-year quarter and higher OEM sales in the European and Asian seating markets. Steel and petroleum prices had a negative impact of approximately $1.5 million during the quarter; however the company increased earnings before interest, taxes, depreciation and amortization (EBITDA) from $12.0 million in the prior-year quarter, excluding the impact of the $10.1 million non-cash option issuance charge, to $29.0 million in the second quarter of 2005. CVG’s net debt position at the end of the quarter was approximately $202 million.

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The Company reported revenues of $348.5 million for the six months ended June 30, 2005, up 93% compared to $180.5 million in the prior-year period. Operating income for the six-month period was $42.5 million compared to $7.8 million last year. Net income for the six month period was $25.1 million, or $1.37 per diluted share, compared to $4.7 million, or $0.34 per diluted share, in the prior six month period. Results for the six months ended June 30, 2004 include the effects of a $10.1 million non-cash option issuance charge.

A conference call to review second quarter results and discuss business updates and operations is scheduled for Wednesday, July 27, 2005 at 10:00 a.m. EDT. Interested participants may listen to the live conference call by dialing (866) 597-7784 and asking for the Commercial Vehicle Group Earnings Conference Call. A recording of this call also will be available until 12:00 a.m. EDT on Wednesday, August 3 by dialing (706) 645-9291, PIN 7896178#.

About Commercial Vehicle Group, Inc.

Commercial Vehicle Group is a leading supplier of fully integrated system solutions for the global commercial vehicle market, including the heavy-duty truck market, the construction and agriculture market and the specialty and military transportation markets. The company’s products include suspension seat systems, interior trim systems, such as instrument and door panels, headliners, cabinetry and floor systems, cab structures and components, mirrors, wiper systems, electronic wiring harness assemblies and controls and switches specifically designed for applications in commercial vehicle cabs. CVG is headquartered in New Albany, OH with operations throughout North America, Europe and Asia. Information about CVG and its products is available on the internet at www.cvgrp.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. These statements are based on certain assumptions that the company has made in light of its experience in the industry as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) CVG’s ability to develop or successfully introduce new products; (ii) risks associated with conducting business in foreign countries and currencies; (iii) general economic or business conditions affecting the markets in which CVG serves; (iv) increased competition in the heavy-duty truck market; (v) CVG’s failure to complete or successfully integrate additional strategic acquisitions; and (vi) various other risks as outlined in CVG’s SEC filings. There can be no assurance that statements made in this press release relating to future events will be achieved. CVG undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to CVG or persons acting on behalf of CVG are expressly qualified in their entirety by such cautionary statements.

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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts – unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
REVENUES	$196,091	$94,491	$348,506	$180,481
COST OF SALES	159,949	77,636	286,112	148,139

Gross Profit	36,142	16,855	62,394	32,342
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	10,172	6,867	19,721	14,364
NONCASH OPTION ISSUANCE CHARGE	—	10,125	—	10,125
AMORTIZATION EXPENSE	140	27	164	63
Operating Income (Loss)	25,830	(164)	42,509	7,790
OTHER (INCOME)	(392)	(429)	(3,272)	(3,699)
INTEREST EXPENSE	3,315	2,071	5,482	4,339
Income (Loss) Before Income Taxes	22,907	(1,806)	40,299	7,150
(BENEFIT) PROVISION FOR INCOME TAXES	8,722	(929)	15,228	2,478
NET INCOME (LOSS)	$14,185	$(877)	$25,071	$4,672
BASIC EARNINGS (LOSS) PER SHARE	$0.79	$(0.06)	$1.39	$0.34
DILUTED EARNINGS (LOSS) PER SHARE	$0.78	$(0.06)	$1.37	$0.34
Reconciliation to EBITDA:
Net Income (Loss)	$14,185	$(877)	$25,071	$4,672
(Benefit) Provision for Income Taxes	8,722	(929)	15,228	2,478
Other (Income)	(392)	(429)	(3,272)	(3,699)
Interest Expense	3,315	2,071	5,482	4,339
Depreciation and Amortization	3,138	2,033	5,900	4,093
Noncash Option Issuance Charge	—	10,125	—	10,125
EBITDA(1)	$28,968	$11,994	$48,409	$22,008

(1)	EBITDA is defined as income before taxes, interest expense, depreciation, amortization and certain other non-recurring items. EBITDA is presented because the company believes that it is widely accepted that EBITDA provides useful information to management and investors regarding its operating results. EBITDA should not be considered as an alternative to, or more meaningful than, amounts determined in accordance with generally accepted accounting principles. EBITDA is not calculated identically by all companies, and therefore, the presentation herein may not be comparable to similarly titled measured of other companies.

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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands – unaudited)

	June 30,	December 31, 2004
	2005
a) ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,939	$1,396
Accounts receivable — Net	121,368	46,267
Inventories	58,813	36,936
Prepaid expenses and other current assets	5,003	6,081
Deferred income taxes	7,917	8,201
Total current assets	197,040	98,881
PROPERTY, PLANT AND EQUIPMENT — Net	69,429	32,965
GOODWILL	187,231	84,715
DEFERRED INCOME TAXES	7,029	5,901
OTHER ASSETS — Net	15,990	3,176
	$476,719	$225,638
LIABILITIES AND STOCKHOLDERS’ INVESTMENT
CURRENT LIABILITIES:
Current maturities of long-term debt	$16,918	$4,884
Accounts payable	73,307	33,846
Accrued liabilities	39,908	18,424
Total current liabilities	130,133	57,154
LONG-TERM DEBT — Net	189,331	49,041
OTHER LONG-TERM LIABILITIES	24,520	8,397
Total liabilities	213,851	114,592
COMMITMENTS AND CONTINGENCIES STOCKHOLDERS’ INVESTMENT
Common stock, $0.01 par value per share; 30,000,000 shares authorized; 17,987,497 shares outstanding	180	180
Additional paid-in capital	123,660	123,660
Accumulated deficit	9,617	(15,454)
Stock subscriptions receivable	(152)	(175)
Accumulated other comprehensive income	(570)	2,835
Total stockholders’ investment	132,735	111,046
	$476,719	$225,638

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